Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CoTherix, Inc.

at

$13.50 Cash Per Share

by

Curl Acquisition Subsidiary, Inc.

a wholly owned subsidiary of

Actelion US Holding Company

A wholly owned subsidiary of

Actelion Ltd.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 8, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Curl Acquisition Subsidiary, Inc. (the “Offeror”), a Delaware corporation and wholly owned subsidiary of Actelion US Holding Company (“Parent”), a Delaware corporation, which is a wholly owned subsidiary of Actelion Ltd., a corporation organized under the laws of Switzerland (“Actelion”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CoTherix, Inc., a Delaware corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated November 19, 2006, among the Offeror, Parent and the Company (the “Merger Agreement”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $13.50 per Share in cash;

2.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, January 8, 2007, unless extended (as extended, the “Expiration Date”);

3.	The Offer is conditioned upon, among other things: (i) there be validly tendered and not withdrawn in accordance with the terms of the Offer prior to the scheduled expiration date of the Offer a number of Shares that, together with the Shares then owned by Parent and Offeror, represents at least a majority of (x) all then outstanding Shares, plus, at the election of Parent, (y) an additional number of Shares determined by Parent in its sole discretion up to the aggregate number of Shares issuable upon the exercise of (1) all outstanding Company options, (2) rights to acquire Shares under the Company’s 2004 Employee Stock Purchase Plan and any other employee stock purchase plan of the Company and (3) other outstanding rights to acquire Shares; (ii) there be no material adverse effect on the Company or its business; and (iii) all waiting periods under Hart-Scott-Rodino Improvements Act of 1976, as amended, having expired or been terminated. The Offer is not conditioned upon Actelion, Parent or the Offeror obtaining financing; and

4.	Any stock transfer taxes applicable to the sale of the Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CoTherix, Inc.

by Curl Acquisition Subsidiary, Inc.,

a wholly owned subsidiary of

Actelion US Holding Company,

a wholly owned subsidiary of

Actelion Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 8, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Curl Acquisition Subsidiary, Inc. to purchase all outstanding shares of common stock, par value $0.001 per share ( the “Shares”), of CoTherix, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered	SIGN HERE
Shares*
Signature(s)
Name(s)
Dated , 200 .	Address(es)
(Zip Code)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.